Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 55
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 55 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, and November 7, 2014 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 55 together with the Prospectus.

This Prospectus Supplement No. 55 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on November 12, 2014.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 55 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 55 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 55 is November 12, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 10, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2014, Twin Cities Power Holdings, LLC (the “Company”) and its Chief Executive Officer and President, Timothy S. Krieger, entered into a Third Amendment to Employment Agreement (“Amendment”) which amends that certain Employment Agreement, dated January 1, 2012, as amended on March 24, 2014 and May 14, 2014. The Amendment, which is effective as of October 1, 2014, provides that the Company shall pay Mr. Krieger a salary of $100,000 per month beginning in October, 2014. While Mr. Krieger has not received a salary in 2014 prior to October, 2014, he has received a monthly distribution of $200,000 as a result of his beneficial ownership of 100% of the Company’s outstanding equity. The Company expects to continue paying Mr. Krieger a monthly distribution of $200,000.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	Third Amendment to Employment Agreement dated November 10, 2014 between Twin Cities Power Holdings, LLC and Timothy S. Krieger.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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EXHIBIT 10.1

THIRD AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (Third Amendment) is entered into the 10th day of November, 2014 (“Execution Date”) and effective this 1st Day of October, 2014 (“Effective Date”) by and between TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company, with its principal place of business at 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota 55044 (the “COMPANY”) and TIMOTHY S. KRIEGER an individual with his principal residence at 19555 Oak Grove Ave. Prior Lake Minnesota 55372 (the “EMPLOYEE”).

The PARTIES entered into an Employment Agreement on the 1st day of January, 2012 and a FIRST AMENDENT and SECOND AMENDMENT to EMPLOYMENT AGREEMENT (collectively the “EMPLOYMENT AGREEMENT”) on the 24th of March, 2014.

The PARTIES wish to amend certain terms and conditions in the Employment Agreement pursuant to this Third Amendment.

NOW THEREFORE, in consideration of the mutual covenants, terms, and conditions herein contained, it is hereby agreed by and between the PARTIES:

1.        Section 4. Compensation is amended as follows:

(a)        Salary. The Company shall pay the Executive a salary of One Hundred Thousand Dollars ($100,000.00) per month beginning October 1, 2014 and each month thereafter.

2.        Other Terms and Conditions. All other terms and conditions of the Employment Agreement as amended remain unchanged except as hereinbefore amended by this THIRD AMENDMENT to EMPLOYMENT AGREEMENT

The COMPANY and the EMPLOYEE have duly executed this Third Amendment to the Employment Agreement as of the date and year set forth above.

TWIN CITIES POWER HOLDINGS, L.L.C.

/s/ Timothy S. Krieger

By: TIMOTHY S. KRIEGER

Its: President/CEO

/s/ Keith W. Sperbeck

By: KEITH W. SPERBECK

Its: Secretary

EMPLOYEE

/s/ Timothy S. Krieger

By: TIMOTHY S. KRIEGER